                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              MEDAPHIS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                 (MEDAPHIS LOGO)

                              MEDAPHIS CORPORATION
                           2840 MT. WILKINSON PARKWAY
                                   SUITE 300
                             ATLANTA, GEORGIA 30339

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 6, 1999
                             ---------------------

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Medaphis Corporation (the "Company") will be held at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339, on Thursday, May 6, 1999, at 10:00 a.m. for the following purposes:

          (1) To elect seven (7) directors, and

          (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Company has fixed the close of business on March 22, 1999, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

     Your attention is directed to the Proxy Statement submitted with this Notice.

                                          By Order of the Board of Directors,
                                          /s/ RANDOLPH L. M. HUTTO

                                          Randolph L. M. Hutto
                                          Executive Vice President,
                                          General Counsel and
                                          Secretary

Atlanta, Georgia
April 6, 1999

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                              MEDAPHIS CORPORATION
                           2840 MT. WILKINSON PARKWAY
                                   SUITE 300
                             ATLANTA, GEORGIA 30339

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 6, 1999

                                                                   April 6, 1999

     The enclosed form of proxy is solicited by the Board of Directors (the "Board") of Medaphis Corporation ("Medaphis" or the "Company"), which has its principal executive offices at 2840 Mt. Wilkinson Parkway, Suite 300, Atlanta, Georgia 30339, for use at the annual meeting of stockholders to be held on May 6, 1999, at 10:00 a.m. at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339, and any adjournment thereof. When a proxy is properly executed and returned, the shares it represents will be voted as directed at the meeting and any adjournment thereof or, if no direction is indicated, such shares will be voted in favor of the proposal set forth in the notice of the annual meeting of stockholders attached hereto. Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking such proxy or (ii) a duly executed proxy bearing a later date. Furthermore, if a stockholder attends the meeting and elects to vote in person, any previously executed proxy is thereby revoked.

     Only stockholders of record as of the close of business on March 22, 1999 will be entitled to vote at the annual meeting. As of that date, the Company had outstanding 78,945,608 shares of common stock, $.01 par value ("Common Stock"). Each share of Common Stock is entitled to one vote. No cumulative voting rights are authorized and appraisal rights for dissenting stockholders are not applicable to the matter being proposed. It is anticipated that this proxy statement ("Proxy Statement") and the accompanying proxy will first be mailed to stockholders on or about April 6, 1999.

     Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections appointed for the meeting who will also determine whether a quorum is present for the transaction of business. The Company's Amended and Restated By-laws, as amended (the "By-laws"), provide that a quorum is present if the holders of a majority of the issued and outstanding stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present, and thus will have the effect of a vote against a proposal that requires the affirmative vote of a majority of the votes cast by the stockholders of Common Stock present in person or by proxy and entitled to vote thereon. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented and even though the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). Abstentions may be specified on all proposals other than the election of directors, and will have no effect on the vote for election of directors. Broker non-votes will not be counted as votes for or against matters presented for stockholder consideration.

                             ELECTION OF DIRECTORS

     Management of the Company and the Board recommend the election of the nominees listed below for the office of director to hold office until the next annual meeting and until their successors are elected and qualified. All of such nominees are members of the present Board. With the exception of Mr. Allen W. Ritchie, who was appointed to the Board on July 28, 1998, Mr. Roderick M. Hills, who was appointed to the Board on December 10, 1998, and Mr. Kevin E. Moley, who was appointed to the Board on April 1, 1999, each of such nominees was elected by the stockholders at the last annual meeting.

     The Board has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, if at the time of the annual meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominees, vote to allow the vacancy created thereby to remain open until filled by the Board, or vote to reduce the number of directors for the ensuing year, as the Board recommends. In no event, however, can the proxy be voted to elect more than seven directors. The election of the nominees to the Board requires the affirmative vote of a plurality of the votes cast by stockholders present at the annual meeting in person or by proxy. With respect to the election of directors, votes may be cast or withheld for each nominee. Votes that are withheld will have no effect on the election of directors. Stockholders eligible to vote at the annual meeting do not have cumulative voting rights with respect to the election of directors.

                           MANAGEMENT OF THE COMPANY

DIRECTOR NOMINEES

     The Company currently has eight directors, all of whom hold office until the annual meeting of stockholders and until their successors are elected and qualified. Seven of the Company's directors are standing for reelection at the annual meeting. Dennis A. Pryor, a director of the Company since 1993, is retiring from the Board before the annual meeting and, therefore, is not standing for reelection. The Board has voted to decrease the size of the Board to seven directors effective upon the expiration of Mr. Pryor's term as a director.

     Set forth below is the name of each nominee for election to the Board. Also set forth below as to each nominee is his age, the year in which he first became a director, a brief description of his principal occupation and business experience during the past five years, directorships of certain companies presently held by him, and certain other information, which information has been furnished by the respective nominees.

RODERICK M. HILLS
Age 68
Director since 1998

     Mr. Hills is Chairman and was formerly President of Hills Enterprises, Ltd. (formerly The Manchester Group Ltd.), a consulting firm, since 1987. He also has been a Partner in Hills & Stern, a law firm, since 1999. Mr. Hills has also served as Vice Chairman of the Board of Directors of Oak Industries, Inc., a manufacturing firm, since 1989. Mr. Hills served from September to November 1996 as Chairman of Federal-Mogul Corporation, an automotive parts manufacturing firm. Mr. Hills served as a Partner and/or Consultant to the law firms of Donovan, Leisure, Rogovin, Huge & Schiller; Shea & Gould; and Mudge, Rose, Guthrie, Alexander & Ferndon from 1989 until 1995. Mr. Hills served as Chairman of the Securities and Exchange Commission from 1975 to 1977 and as counsel to the President of the United States in 1975. Mr. Hills is also a Board member of Federal-Mogul Corporation, Oak Industries, Inc., and Waste Management, Inc.

DAVID R. HOLBROOKE, M.D.
Age 58
Director since 1994

     Dr. Holbrooke has been the President and Chief Executive Officer of Advocates Rx, Inc., a medical management and healthcare venture development company, since 1995. From 1983 to 1995, Dr. Holbrooke served as President and Chief Executive Officer of Holbrooke & Associates. Dr. Holbrooke has a 25 year history of entrepreneurship, management, medical practice, and new business development experience in the healthcare services industry. He currently is active as a board member and investor in several privately held healthcare companies.

DAVID E. MCDOWELL
Age 56
Director since 1996

     Mr. McDowell was appointed to the Board in May 1996 and has served as Chairman of the Board from October 1996 to the present. From October 1996 to July 1998, Mr. McDowell also served as Chief Executive Officer of the Company, and resigned from such position on July 28, 1998. From 1992 to 1996, he was President, Chief Operating Officer and a director of McKesson Corporation. McKesson is the world's largest distributor of pharmaceutical and healthcare products through McKesson Drug Company in the United States and Medis Health and Pharmaceutical Services, Inc. in Canada. Prior to 1992, Mr. McDowell served for over 25 years as a senior executive at IBM, including as a Vice President and President of the National Services Division.

KEVIN E. MOLEY
Age 52
Director since 1999

     Mr. Moley has been the Chairman of the Board of Patient Care Dynamics LLC, a lessor of computer hardware and software to physicians' offices, since November 1998. From January 1996 to March 1998, Mr. Moley was the President and CEO of Integrated Medical Systems, Inc., a leading provider of electronic connectivity among healthcare providers. From February 1993 to January 1996, Mr. Moley was Senior Vice President of PCS Health Systems, Inc., the largest pharmacy benefit management company in the healthcare industry. Mr. Moley served as Deputy Secretary, U.S. Department of Health and Human Services ("HHS") from November 1991 to January 1993, and as Assistant Secretary for Management and Budget of HHS from May 1989 to November 1991. Mr. Moley served from 1984 to 1988 in various senior management positions with the U.S. Health Care Financing Administration. Mr. Moley is also a member of the Board of Directors of Cephalon, Inc., Merge Technologies, Inc., and PhyMatrix Corp.

JOHN C. POPE
Age 50
Director since 1997

     Mr. Pope has been Chairman of the Board of MotivePower Industries, Inc., a manufacturer of locomotives and locomotive components, since December 1995. From January 1988 to July 1994, Mr. Pope held various positions with UAL Corporation and its subsidiary, United Airlines, Inc., most recently as President, Chief Operating Officer and Director. Mr. Pope is also a member of the Board of Directors of Federal-Mogul Corporation, Wallace Computer Services, Inc., LAI Ward Howell, Incorporated, Waste Management, Inc., and Dollar Thrifty Automotive Group, Inc.

ALLEN W. RITCHIE
Age 41
Director since 1998

     Mr. Ritchie was appointed to the Board in July 1998. Also, in July 1998 Mr. Ritchie became the Chief Executive Officer and President of the Company. In April 1998 he was appointed President and Chief Operating Officer of the Company. From January to April, 1998 he was Executive Vice President and Chief Financial Officer of the Company. From 1991 to 1997, Mr. Ritchie served as a senior executive of AGCO corporation, including as President and a member of the Board of Directors. From 1979 to 1991, he was employed with Arthur Andersen & Co., where he was a partner in the Atlanta office.

C. CHRISTOPHER TROWER
Age 50
Director since 1997

     Mr. Trower, a member of the Georgia and Kentucky bars, is engaged in the private practice of law. Since June, 1997, he has been the owner of the Atlanta law firm of electriclaw.com. From 1988 to June, 1997, Mr. Trower was a partner in the Atlanta law firm of Sutherland, Asbill & Brennan.

BOARD REPRESENTATION

     Effective May 6, 1996, the Company acquired all of the outstanding stock of BSG Corporation, a Delaware corporation ("BSG") in a merger transaction (the "BSG Merger"). Pursuant to the terms of a merger agreement dated as of March 15, 1996, among the Company, BSG and BSGSub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, for a period of five years following the closing of the BSG Merger, the Company will nominate a designee of Raymond J. Noorda and Steven G. Papermaster for election as a member of the Board. Steven
G. Papermaster was initially so designated and was elected a member of the Board on May 15, 1996. Also in May 1996, Mr. Papermaster was elected an Executive Vice President of Medaphis. On March 21, 1997, Mr. Papermaster resigned as a director and Executive Vice President of Medaphis. Mr. Papermaster resigned from all offices with subsidiaries of the Company on October 14, 1997. As of the date hereof, Messrs. Noorda and Papermaster have not designated a replacement nominee.

OPERATION OF THE BOARD OF DIRECTORS

     The Company has an Audit Committee of the Board (the "Audit Committee") which, during 1998, was composed of David R. Holbrooke, M.D., Chairman, Robert
C. Bellas, Jr., and C. Christopher Trower. Mr. Bellas resigned from the Board of Directors and the Audit Committee on August 10, 1998. Mr. Roderick M. Hills was appointed to the Committee on January 20, 1999. The Audit Committee is responsible for meeting with the Company's auditors at least annually to review the Company's financial statements and internal accounting controls. The Audit Committee is also responsible for submitting recommendations to the Board regarding the Company's internal accounting controls. The Audit Committee may exercise such additional authority as may be prescribed from time to time by resolution of the Board.

     The Company has a Compensation Committee of the Board (the "Compensation Committee") which, during 1998, was composed of Robert C. Bellas, Jr., Chairman, David R. Holbrooke, M.D., and John C. Pope. Mr. Bellas resigned from the Board of Directors and the Compensation Committee on August 10, 1998. Mr. Pope was appointed Chairman of the Committee on October 29, 1998. The Compensation Committee makes recommendations at least annually to the Board regarding the compensation of the officers of the Company. The Compensation Committee may exercise such additional authority as may be prescribed from time to time by resolution of the Board.

     The Company does not have a nominating committee.

     During 1998, the Board met nine (9) times, the Audit Committee met six (6) times and the Compensation Committee met four (4) times. All of the directors attended 75% or more of the aggregate number of meetings of the Board and all committees on which they served during 1998.

DIRECTORS' COMPENSATION

     In July 1997, the Company adopted a non-employee director compensation plan. The intent of this plan is to compensate non-employee members of the Board fairly for their talents and time spent on behalf of the Company. The plan provides both cash and equity compensation. The cash compensation consists of an annual retainer in the amount of $16,000, and a fee in the amount of $1,000 for each Board meeting attended. Each Board committee chairman also receives an annual retainer in the amount of $2,000, and a fee in the amount of $750 for each committee meeting attended, and each Board committee member other than a committee chairman receives a fee in the amount of $650 for each committee meeting attended. Equity compensation under the plan consists of an initial grant of 10,000 stock options (upon first election or appointment to the Board) and an annual grant of 2,000 stock options for each year of service thereafter. The stock option plan under which these options are granted is the Company's Non-Employee Director Stock Option Plan, as amended (the "Director Plan"). Non-employee directors may elect to defer receipt and taxation of the cash compensation under this plan by participating in the Company's Non-Employee Director Deferred Stock Credit Plan (the "Deferred Stock Credit Plan"). Deferral of taxation is accomplished under the Deferred Stock Credit Plan using a cash-based feature similar in substance to a restricted stock program (i.e., the prospective economic benefit to each participant reflects the full market price per share of the Company's Common Stock, and varies with fluctuations in that price). The pay element is paid to the participant upon retirement from the Board.

     In addition, the Company reimburses each director for out-of-pocket expenses associated with each Board or committee meeting attended and for each other business meeting at which the Company has requested the director's presence.

                       MANAGEMENT COMMON STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of Common Stock, as of December 31, 1998, by (i) each of the Company's directors, (ii) the Company's "named executive officers" (as hereinafter defined) and (iii) such directors and all executive officers as a group. Under
Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended, the term "named executive officers" means (i) all individuals serving as the Company's Chief Executive Officer or acting in a similar capacity during the last completed fiscal year, regardless of compensation level; (ii) the Company's four (4) most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of the last completed fiscal year; and (iii) up to two (2) additional individuals for whom disclosure would have been provided pursuant to clause (ii) but for the fact that such individuals were not serving as executive officers of the Company at the end of the last completed fiscal year. Disclosure with respect to C. James Schaper, the former Executive Vice President and Chief Operating Officer of the Company, and Harvey Herscovitch, the former Senior Vice President, Strategy and Organization of the Company, is provided herein pursuant to the requirements of clause (iii) of Item 402(a) (3).

                                                               BENEFICIAL     PERCENT OF
NAME                                                          OWNERSHIP(1)      CLASS
----                                                          -------------   ----------
Roderick M. Hills...........................................       3,000(2)         *
David R. Holbrooke..........................................      72,900(3)         *
David E. McDowell...........................................     498,750(4)         *
Kevin E. Moley..............................................          --           --
John C. Pope................................................      39,400(5)         *
Dennis A. Pryor.............................................          --           --
Allen W. Ritchie............................................     200,000(6)         *
C. Christopher Trower.......................................       7,700(7)         *
Randolph L.M. Hutto.........................................      94,334(8)         *
Wayne A. Tanner.............................................      34,000            *
C. James Schaper............................................          --           --
Harvey Herscovitch..........................................      50,334(9)         *
All executive officers and directors as a group (10
  persons)..................................................     950,084          1.2%

---------------

 *  Beneficial ownership represents less than 1% of the outstanding Common
    Stock.
(1) Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has the right to acquire within sixty (60) days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named above have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.
(2) All shares are owned through a limited partnership, the Hills Family Trust.
(3) Includes 1,500 shares held in a bank account for the benefit of Dr. Holbrooke's son, a minor. Also includes 10,400 shares that are not currently outstanding, but which may be acquired under the Director Plan.
(4) Includes 298,750 shares that are not currently outstanding, but which may be acquired upon the exercise of stock options granted under the Company's stock option plans; does not include 210,000 shares that may be acquired upon the exercise of stock options granted under the Company's stock option plans which are subject to an accelerated vesting schedule based on appreciation in the market value of the Common Stock, as described elsewhere in this Proxy Statement.

(5) Includes 4,400 shares that are not currently outstanding, but which may be acquired under the Director Plan.
(6) Includes 100,000 shares that are not currently outstanding, but which may be acquired upon the exercise of stock options granted under the Company's stock option plans.
(7) Includes 5,000 shares held by a family member, for which Mr. Trower disclaims beneficial ownership. Also includes 2,000 shares that are not currently outstanding, but which may be acquired under the Director Plan.
(8) Includes 10,000 shares held by Mr. Hutto in a 401(k) plan. Also includes 83,334 shares that are not currently outstanding, but which may be acquired upon the exercise of stock options granted under the Company's stock option plans.
(9) Includes 43,334 shares that are not currently outstanding, but which may be acquired upon the exercise of stock options granted under the Company's stock option plans.

                             EMPLOYMENT AGREEMENTS

     In November 1996, the Company and David E. McDowell, then the Company's Chairman and Chief Executive Officer, entered into a five-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. McDowell received a signing incentive of $500,000 and is to receive a base salary of at least $300,000 per year. Mr. McDowell is entitled to reimbursement of certain expenses, including housing and travel expenses, and is also entitled to receive an amount equal to any federal and state income taxes payable by him as a result of such expense reimbursement. Upon early termination of the agreement by the Company other than for cause or by Mr. McDowell for "good reason" or by either party for any reason following certain change in control events, the Company is obligated to pay Mr. McDowell his annual salary, to provide for the continued vesting of stock option awards described in the agreement and to provide for certain health insurance benefits to Mr. McDowell through November 19, 2001. Upon certain change in control events and a termination of the agreement by Mr. McDowell, the Company will pay to Mr. McDowell (in lieu of its obligation to make the foregoing payments of salary and to provide the foregoing benefits), a termination payment in periodic installments or a lump sum (at Mr. McDowell's option) equal to the salary that would have been payable to Mr. McDowell pursuant to the agreement from the date of termination until November 18, 2001, and an additional amount sufficient to make Mr. McDowell whole with respect to any tax which may be imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). A "change in control event" is generally defined in the agreement as the adoption of a plan of liquidation or approval of the dissolution of the Company, certain mergers and consolidations of the Company, the sale or transfer of substantially all of the Company's assets, certain changes in the composition of the Company's Board of Directors, or the acquisition of more than 30% of the Common Stock by any individual, entity, group or other person. Mr. McDowell also received options to purchase up to 810,000 shares of Common Stock. Mr. McDowell resigned as Chief Executive Officer of the Company on July 28, 1998, but still serves as Chairman of the Board.

     In July 1997, the Company and Randolph L. M. Hutto, the Executive Vice President, General Counsel and Secretary of the Company, entered into a three-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Hutto received a signing bonus of $100,000 (structured as a loan forgiven ratably over the initial 12 months of the agreement), and is to receive a base salary of $250,000 per year (subject to adjustments by any increases given in the normal course of business). Mr. Hutto also is entitled to an incentive compensation payment equal to 80% of his base salary, payable at the discretion of the Board; provided, however, that the payment of such incentive compensation for 1997 was guaranteed, and pro-rated based upon the number of months that Mr. Hutto was employed by the Company during 1997. Upon early termination of Mr. Hutto's employment by the Company other than for cause or by Mr. Hutto for "good reason," Mr. Hutto is entitled to elect a severance payment equal to the greater of two years of salary and benefit continuation, or his then current monthly salary multiplied by the number of months remaining in the initial term of the agreement, in each case excluding any incentive bonus payments. In the event Mr. Hutto's employment by the Company is terminated in connection with a change in control of the Company, he is entitled to receive a severance payment equal to two years of salary and benefits, including incentive bonus payments. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or certain changes in the composition of the Company's Board of Directors. Mr. Hutto also received options to purchase up to 250,000 shares of Common Stock.

     In January 1998, the Company and Allen W. Ritchie, then the Executive Vice President and Chief Financial Officer of the Company, entered into a three-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Ritchie is to receive a base salary of $300,000 per year, subject to adjustments in the normal course of business, and he is entitled to an incentive compensation payment of up to 80% of his base salary, payable at the discretion of the Board. Upon early termination of Mr. Ritchie's employment by the Company other than for cause or by Mr. Ritchie for "good reason," Mr. Ritchie is entitled to elect a severance payment equal to two years of salary and benefit continuation, or his then current monthly salary multiplied by the number of months remaining in the initial term of the agreement, in each case excluding any incentive bonus payments. In the event Mr. Ritchie's employment by the Company is terminated in connection with a change in control of the Company, he is entitled to receive a severance payment equal to two years of salary and benefits, including incentive bonus payments. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or certain changes in the composition of the Company's Board of Directors. Mr. Ritchie also received options to purchase up to 300,000 shares of Common Stock. In April 1998, Mr. Ritchie was appointed President and Chief Operating Officer of the Company. In July 1998, Mr. Ritchie was promoted to Chief Executive Officer and President of the Company, and became a member of the Board.

     Effective September, 1998, the Company and Wayne A. Tanner, the Executive Vice President and Chief Financial Officer of the Company, entered into a three-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Tanner is to receive a base salary of $250,000 per year, subject to adjustments in the normal course of business, and he is entitled to an incentive compensation payment of up to 80% of his base salary, payable at the discretion of the Board. Mr. Tanner's incentive compensation is guaranteed for the first twelve (12) months of his employment, pro-rated between 1998 and 1999 based on the number of months he is employed by the Company during each such year. Upon early termination of Mr. Tanner's employment by the Company other than for cause or by Mr. Tanner for "good reason," Mr. Tanner is entitled to elect a severance payment equal to two years of salary and benefit continuation, or his then current monthly salary multiplied by the number of months remaining in the initial term of the agreement, in each case excluding any incentive bonus payments. In the event Mr. Tanner's employment by the Company is terminated in connection with a change in control of the Company, he is entitled to receive a severance payment equal to two years of salary, including incentive bonus payments. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or certain changes in the composition of the Company's Board of Directors. Mr. Tanner also received options to purchase up to 200,000 shares of Common Stock, and is entitled to reimbursement of the initiation fee for a golf club membership, up to $35,000.

     In February 1997, the Company and C. James Schaper, then an Executive Vice President of the Company, entered into a three-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Schaper received a signing bonus of $100,000 and a base salary of $250,000 per year (subject to adjustments by any increases given in the normal course of business), and was entitled to an incentive compensation payment equal to 80% of his base salary, payable at the discretion of the Board. At the end of the first year of the agreement, Mr. Schaper was eligible to receive an additional payment of $100,000. In the event Mr. Schaper's employment was terminated by the Company without cause, the Company remained subject to its obligations under the agreement as if Mr. Schaper remained employed for the balance of the agreement's three-year term. In the event that

Mr. Schaper elected to resign from the Company following a change in control of the Company, he was entitled to receive a severance payment equal to the greater of one year of salary continuation at his then current base salary or the amount of the payments due and owing to him through the remaining term of the agreement. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or the sale of a substantial portion of the Company's assets. Mr. Schaper also received options to purchase up to 250,000 shares of Common Stock. In June 1997, the Company and Mr. Schaper entered into a letter agreement in which the Company agreed that if Mr. Schaper remained employed by the Company on December 31, 1997, then the Company would pay him a special one time bonus for 1997 in the amount of $187,500. On January 27, 1998, Mr. Schaper was promoted to Chief Operating Officer of the Company. Mr. Schaper resigned from the Company on April 15, 1998.

     In April 1997, the Company and Harvey Herscovitch, then the Senior Vice President, Strategy and Organization of the Company, entered into a two-year agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Herscovitch is to receive a base salary of $140,000 per year (subject to adjustments by any increases given in the normal course of business), and is entitled to an incentive compensation payment equal to 40% of his base salary, payable at the discretion of the Board. Mr. Herscovitch is also entitled to a housing allowance and to reimbursement of certain commuting expenses. In the event Mr. Herscovitch's employment is terminated by the Company without cause, the Company will remain subject to its obligations under the agreement as if Mr. Herscovitch remained employed for the balance of the agreement's two-year term. In the event that Mr. Herscovitch elects to resign from the Company following a change in control of the Company, he is entitled to receive a severance payment equal to the greater of one year of salary continuation at his then current base salary or the amount of the payments due and owing to him through the remaining term of the agreement. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or the sale of a substantial portion of the Company's assets. Mr. Herscovitch also received options to purchase up to 40,000 shares of Common Stock. In June 1997, the Company and Mr. Herscovitch entered into a letter agreement in which the Company agreed that if Mr. Herscovitch remained employed by the Company on December 31, 1997, then the Company would pay him a special one time bonus for 1997 in the amount of $105,000. In December 1998, in connection with an action by the Board to realign various Company officer positions, Mr. Herscovitch's status as an executive officer of the Company ceased.

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth certain information as of February 28, 1999 concerning each person known to the Board to be a "beneficial owner," as such term is defined by the rules of the Securities and Exchange Commission, of more than 5% of the outstanding shares of the Common Stock.

                                                               SHARES OF COMMON
                                                              STOCK BENEFICIALLY   PERCENT
NAME AND ADDRESS                                                   OWNED(1)        OF CLASS
----------------                                              ------------------   --------
Ardsley Advisory Partners and Philip J. Hempleman(2)........      5,898,000          7.49%
  646 Steamboat Road, Greenwich, Connecticut 06836
NFT Ventures, Inc.(3).......................................      4,436,205          5.63%
  899 W. Center Street, Orem, Utah 84057
Basil P. Regan(4)...........................................      4,019,700          5.10%
  6 East 43rd St., New York, New York 10017

---------------

(1) See Note (1) under "Management Common Stock Ownership."
(2) The information regarding Ardsley Advisory Partners and Phillip J. Hempleman is given in reliance upon a Schedule 13G filed by such stockholders on February 16, 1999 with the Securities and Exchange Commission.

(3) Includes 4,436,205 shares as to which NFT Ventures, Inc. ("NFT") has shared voting and shared investment power. The information regarding NFT is given in reliance upon a Schedule 13D filed by such stockholder on May 17, 1996 with the Securities and Exchange Commission. Does not include 3,650,000 shares to be issued to such stockholder pursuant to the terms of a settlement agreement among the Company, such stockholder and certain other parties. See "Certain Transactions."
(4) The information regarding Basil P. Regan is given in reliance upon a
    Schedule 13G filed by such stockholder on February 23, 1999.

                CERTAIN INFORMATION REGARDING EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of (i) the Company's Chief Executive Officer, (ii) the three other most highly compensated executive officers of the Company (determined as of December 31, 1998) and (iii) two additional individuals who would have been among the Company's four highly compensated executive officers, but for the fact that they were not serving as executive officers of the Company at December 31, 1998 (collectively, the "named executive officers") for 1996, 1997 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                          ANNUAL COMPENSATION                 AWARDS
                                                ---------------------------------------    ------------
                                                                             OTHER          SECURITIES
                                                                            ANNUAL          UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR    SALARY     BONUS       COMPENSATION(1)      OPTIONS       COMPENSATION(2)
---------------------------              ----   --------   --------     ---------------    ------------    ---------------
David E. McDowell......................  1998   $300,000   $ 75,000              --           58,750          $  3,050
  Chairman of the Board                  1997    300,000    150,000        $119,812          810,000*            4,661
  (11/96 - Present)                      1996     42,692         --              --          810,000           519,770(3)
  and Chief Executive Officer
  (11/96 - 7/98)
Allen W. Ritchie.......................  1998    271,154    150,000              --          950,000               425
  President and Chief Executive Officer
  (7/98 - Present);
  President and Chief Operating Officer
  (4/98 - 7/98);                         1997         --         --              --               --                --
  Executive Vice President               1996         --         --              --               --                --
  and Chief Financial Officer
    (1/98 - 4/98)
Randolph L. M. Hutto...................  1998    250,000     63,000              --           75,000            76,296(5)
  Executive Vice President               1997    102,612    100,000(4)           --          250,000            28,560(5)
  and General Counsel                    1996         --         --              --               --                --
  (7/97 - Present)
Wayne A. Tanner........................  1998     75,962     60,770(6)           --          350,000                68
  Executive Vice President and           1997         --         --              --               --                --
  Chief Financial Officer
    (9/98 - Present)                     1996         --         --              --               --                --
C. James Schaper.......................  1998     87,500    100,000(7)           --           58,750             2,779
  Executive Vice President               1997    182,692    187,500(8)           --          500,000*          104,071(9)
  (2/97 - 4/98)                          1996         --         --              --               --                --
  and Chief Operating Officer
    (1/98 - 4/98)
Harvey Herscovitch.....................  1998    140,000         --          18,970               --            14,187
  Senior Vice President,                 1997    120,616    155,000(8)       36,147          130,000*              340
  Strategy and Organization              1996         --         --              --               --                --
  (4/97 - 12/98)

---------------

 * Reflects the repricing, exchange and reissuance of certain stock options outstanding as of April 25, 1997 and having an exercise price of $5.50 and above, including certain options outstanding under the Company's Amended and Restated Non-Qualified Stock Option Plan, as amended.
(1) Includes amounts reimbursed for certain personal expenses, including housing and travel expenses.

(2) Includes amounts paid by the Company on behalf of each named executive officer for matching 401(k) plan contributions, matching non-qualified deferred compensation plan contributions, and life, medical and dental insurance premiums.
(3) Includes $500,000 signing incentive received by Mr. McDowell in connection with his entering into a five-year employment agreement with the Company on November 19, 1996, and a $19,000 prepaid rent and security deposit paid by the Company on behalf of Mr. McDowell for housing in Atlanta, Georgia.
(4) Reflects incentive compensation for 1997 guaranteed under Mr. Hutto's employment agreement.
(5) Includes pro rata forgiveness of debt pursuant to a loan from the Company to Mr. Hutto. In connection with his entering into a three-year employment agreement with the Company on July 28, 1997, the Company made a loan to Mr. Hutto in the amount of $100,000. This loan was forgiven on a pro-rata basis during the initial twelve months of the agreement.
(6) Reflects incentive compensation for 1998 guaranteed under Mr. Tanner's employment agreement.
(7) Reflects the amount earned by Mr. Schaper in 1998 pursuant to a provision of his employment agreement in which the Company agreed to pay him this amount at the end of the initial year of his employment.
(8) Reflects the amount earned by this executive in 1997 pursuant to a letter agreement in which the Company agreed that if this executive remained employed by the Company on December 31, 1997, then the Company would pay this amount to him as a special one time bonus.
(9) Includes $100,000 signing incentive received by Mr. Schaper in connection with his entering into a three-year employment agreement with the Company on February 25, 1997.

STOCK OPTION GRANTS

     The following table sets forth information with respect to options granted under the Company's Amended and Restated Non-Qualified Stock Option Plan, as amended (the "Stock Option Plan"), to each of the named executive officers during 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
                                       -------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                                     PERCENT OF                                     AT ASSUMED ANNUAL RATES
                                       NUMBER OF       TOTAL                                            OF STOCK PRICE
                                       SECURITIES     OPTIONS                                          APPRECIATION FOR
                                       UNDERLYING    GRANTED TO       EXERCISE                          OPTION TERM(2)
                                        OPTIONS     EMPLOYEES IN     PRICE (PER     EXPIRATION   -----------------------------
NAME                                    GRANTED         1998         SHARE)(1)         DATE           5%              10%
----                                   ----------   ------------   --------------   ----------   -------------   -------------
David E. McDowell....................    58,750        0.9803%        $7.0625         1/26/09    $  294,735.34   $  768,898.66
Allen W. Ritchie.....................   300,000        5.0059%         7.0625         1/26/09     1,505,031.52    3,926,291.02
                                        100,000        1.6686%         9.7810         4/15/09       694,782.93    1,812,533.45
                                        150,000        2.5030%         5.5300         7/28/09       589,226.50    1,537,160.31
                                        400,000        6.6746%         3.0625        10/29/09       870,165.71    2,270,067.96
Randolph L. M. Hutto.................    75,000        1.2515%         3.0625        10/29/09       163,156.07      425,637.74
Wayne A. Tanner......................   200,000        3.3373%         4.5900          9/1/09       652,091.53    1,701,161.14
                                        150,000        2.5030%         3.0625        10/29/09       326,312.14      851,275.49
C. James Schaper.....................    58,750        0.9803%         7.0625         1/26/09       294,735.34      768,898.66
Harvey Herscovitch...................        --            --              --              --               --              --

---------------

(1) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options may not be exercised later than 11 years, or earlier than six months, after the original date of grant.
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

STOCK OPTION EXERCISES

     None of the named executive officers other than C. James Schaper exercised any stock options during 1998. The table below shows the number of shares of Common Stock covered by both exercisable and unexercisable stock options held by the named executive officers as of December 31, 1998. The table also reflects the values for in-the-money options based on the positive spread between the exercise price of such options and the last reported sale price of the Common Stock on December 31, 1998, which was the last trading date in 1998 for the Common Stock.

                      AGGREGATED OPTION EXERCISES IN 1998
                           AND YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                             DECEMBER 31, 1998             DECEMBER 31, 1998
                                  OPTIONS     VALUE     ---------------------------   ---------------------------
NAME                             EXERCISED   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             ---------   --------   -----------   -------------   -----------   -------------
David E. McDowell..............       --           --     240,000        628,750          --                --
Allen W. Ritchie...............       --           --          --        950,000          --           $87,000
Randolph L. M. Hutto...........       --           --      83,334        241,666          --            16,312
Wayne A. Tanner................       --           --          --        350,000          --            32,625
C. James Schaper...............   83,334     $227,798          --             --          --                --
Harvey Herscovitch.............       --           --      30,001         59,999          --                --

LONG-TERM INCENTIVE PLAN

     The table below shows the number of units awarded under the Company's Long Term Incentive Plan ("LTIP") to the named executive officers in 1998, the performance period until payout, and the dollar value of estimated payouts. LTIP awards may not be sold, assigned, transferred or otherwise conveyed, and are forfeited in the event of termination of employment for any reason except death, disability, retirement, constructive termination or involuntary termination without cause.

                            LONG-TERM INCENTIVE PLAN
                           AWARDS IN LAST FISCAL YEAR

                                            NUMBER OF       PERFORMANCE    ESTIMATED FUTURE PAYOUTS UNDER
                                             SHARES,       PERIOD UNTIL    NON-STOCK PRICE-BASED PLANS(3)
                                          UNITS OR OTHER    MATURATION     -------------------------------
NAME                                        RIGHTS(1)      OR PAYOUT(2)    THRESHOLD   TARGET    MAXIMUM
----                                      --------------   -------------   ---------   ------   ----------
David E. McDowell.......................           --                --          --     --              --
Allen W. Ritchie........................     $125,000       4/98 - 4/04    $625,000     --      $2,500,000
Randolph L. M. Hutto....................       85,000       4/98 - 4/04     425,000              1,700,000
Wayne A. Tanner.........................           --                --          --     --              --
C. James Schaper........................           --                --          --     --              --
Harvey Herscovitch......................       50,000       4/98 - 4/04     250,000              1,000,000

---------------

(1) LTIP base awards are cash amounts, or multiples thereof, which are earned if the total stockholder return on the Common Stock (the "Company's TSR") meets certain performance targets compared to the total stockholder return on the S&P Mid-Cap 400 Index (the "Index TSR"). LTIP base awards are earned if the Company's TSR is from 60% to 69% of the Index TSR. Multiples of the base awards are earned as follows: if the Company's TSR is from 70% to 79%, 80% to 89%, or 90% to a higher percentage of the Index TSR, then the base awards are multiplied by two, three, and four times, respectively. No LTIP awards are earned if the Company's TSR is lower than 60% of the Index TSR.

(2) For each LTIP award there are five consecutive 24-month measurement periods, as follows: 4/16/98-4/15/00, 4/16/99-4/15/01, 4/16/00-4/15/02,
    4/16/01-4/15/03, and 4/16/02-4/15/04. The first payout would be made based on the performance of the Common Stock for the 24-month period starting on April 16, 1998. The second payout would be made based on the performance of the Common Stock for the 24-month period starting on the first anniversary of that date, and so on during the life of the plan.
(3) "Threshold" amounts are the aggregate amounts payable in the event that the base awards are earned in each of the five measurement periods. "Maximum" amounts are the aggregate amounts payable in the event that four times the base awards are earned in each of the five measurement periods. "Target" amounts indicate that no LTIP awards would have been earned based on the performance of the Common Stock during the Company's last fiscal year.

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below reflects the cumulative stockholder return (assuming the reinvestment of dividends) on the Common Stock compared to the return of the Center for Research in Security Prices Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Composite") and the Company's peer group indices for the periods indicated. The graph reflects the investment of $100 on December 31, 1993 in the Common Stock, the Nasdaq Composite and the Company's peer group indices. The Company's former peer group consisted of the following companies: Cambridge Technology Partners, Cerner Corporation, HBO & Company, National Data Corporation, Pacific Physician Services, Inc., QuadraMed Corporation, Sapient Corporation and Shared Medical Systems Corporation (the "1998 Peer Group"). The Company's current peer group index consists of the following companies: ADAC Laboratories, Cerner Corporation, IDX Systems Corporation, McKesson HBOC, Inc., National Data Corporation, and Shared Medical Systems Corporation (the "1999 Peer Group"). In revising the Company's former peer group index, management of the Company took into consideration a number of factors, including a reevaluation of the business activities of companies in the former peer group, the acquisition of Pacific Physician Services, Inc. by Med Partners/Mullikin, Inc., the sale of the Company's hospital services business, and the intended sale of the Company's information technology consulting business.

        Measurement Period                                 Nasdaq          1998 Peer         1999 Peer
      (Fiscal Year Covered)             Medaphis         Composite           Group             Group
12/93                                         100.00            100.00            100.00            100.00
12/94                                         140.91             97.75            133.30            167.49
12/95                                         224.24            138.26            238.56            243.32
12/96                                          67.80            170.02            334.14            266.42
12/97                                          39.39            208.30            479.87            386.91
12/98                                          19.88            293.52            527.31            491.85

Source: Hewitt Associates L.L.C.

     The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Each executive officer's compensation is determined annually by the disinterested members of the Board based upon the recommendations of the Compensation Committee of the Board (the "Compensation Committee"). As of the date hereof, the Compensation Committee consists of the two Board members whose names appear below. None of the disinterested members of the Board had, during 1998, any interlocking or other relationships with the Company that would call into question their independence with respect to executive compensation matters involving the Company. The Compensation Committee also receives input from the Chief Executive Officer regarding compensation of all executive officers other than the Chief Executive Officer, who considers the same criteria as those considered by the Compensation Committee, as described below.

     Compensation Components and Philosophy. The components of the Company's executive compensation program consist of base salaries, cash bonuses and long-term incentives, including stock options. The Company's compensation program is structured and administered to support the Company's business mission, which is to develop an organization that efficiently and effectively delivers a wide range of business management services, enterprise-wide software and electronic commerce solutions to healthcare providers, and generates favorable returns for its stockholders in the process. The program is designed to provide base salaries that represent competitive compensation for the Company's executive officers, and incentive compensation and long-term incentives that motivate the Company's executive officers to achieve strategic business objectives over the long-term.

     Base Salary. Each executive officer's base salary, including the base salary of the Chief Executive Officer, is based primarily upon the competitive market for the executive officer's services. It is the Compensation Committee's goal that the Company pay market level compensation for market level performance.

     In addition to competitive compensation information, the Compensation Committee evaluates certain qualitative factors, such as the Chief Executive Officer's and the Compensation Committee's perceptions of each executive officer's performance (i.e., experience, responsibilities assumed, demonstrated leadership ability and overall effectiveness) during the preceding year. Other factors considered by the Compensation Committee in formulating base salary recommendations include the level of an executive's compensation in relation to other executives in the Company with the same, more and less responsibilities than the particular executive, inflation, the performance of the executive's division or group in relation to established operating budgets, and the Company's guidelines for salary increases to non-executive employees which are determined as a part of the Company's annual budgeting and planning process. Additionally, for executive officers, compensation arrangements are often set forth in employment contracts with specified terms.

     Cash Bonus Awards. Except for the Chairman of the Board, each executive officer is eligible to receive an annual cash bonus award. These cash bonuses generally are paid pursuant to an incentive compensation plan established at the beginning of each fiscal year in connection with the Company's preparation of its annual operating budget for such year. Consistent with the Company's compensation philosophy, under the incentive compensation plan, each executive (except the Company's Chairman of the Board, whose cash bonus opportunities are discussed below) may receive a bonus for a given year amounting to a maximum of 80% of the executive's base salary.

     Stock Option Awards. The Company maintains stock option plans which are designed to align executives' and stockholders' interests in the enhancement of stockholder value. Stock options are granted under these plans by the Compensation Committee. Executive officers, including the Chief Executive Officer, are eligible to receive options under these plans. To encourage long-term performance, executive options typically vest over a three to five-year period and remain outstanding for eleven years.

     In making its decisions to approve stock option awards to executives, the Compensation Committee evaluates the Company's consolidated profitability for the year, the Company's growth plans, the desirability of long-term service from an executive, the number of options held by other executives in the Company with similar responsibilities as the executive at issue, and the amount and terms of options already held by the executive.

     Long Term Incentive Plan. In 1998, the Board adopted the Company's Long Term Incentive Plan (the "LTIP") to strengthen the link between management and the stockholders by providing senior executives of the Company and its subsidiaries with incentive awards earned based upon performance of the Common Stock. Awards under the LTIP are payable in cash and are earned at the end of twenty-four month measurement periods based upon a comparison of the Company's shareholder return to the shareholder return of the Standard & Poor's 400 Mid-Cap Index, or in the event such index is no longer available, a comparable stock market index selected by the Compensation Committee. Depending on the results of such comparison, a factor of 0 to 4 is multiplied by a base award to determine the actual cash award to be paid. An aggregate of $1,190,000 base awards were granted under the LTIP in 1998.

     Deductibility of Certain Compensation. Section 162(m) of the Code generally disallows a tax deduction to publicly held corporations for compensation in excess of $1 million in any taxable year that is paid to the corporation's chief executive officer or to the four other most highly compensated executive officers. The Compensation Committee has considered the provisions of Section 162(m) and the Stock Option Plan was amended in 1996 to make certain sections of the plan compatible with that provision of the Code, while maintaining the Compensation Committee's flexibility to exercise business judgment in determining awards to take account of business conditions or the performance of individual executives. No named executive received compensation in 1998 that will be subject to the Section 162(m) limitation on deductibility.

     Chairman of the Board Compensation. Effective October 31, 1996, David E. McDowell was appointed Chairman and Chief Executive Officer of the Company. In connection with that appointment, the Compensation Committee determined that the best interests of the Company's stockholders would be served by the procurement from Mr. McDowell of an employment agreement, the terms of which are described elsewhere in this Proxy Statement.

     In addition, upon considering the Compensation Committee's desire to augment Mr. McDowell's long-term incentive for continued employment with the Company and the Compensation Committee's desire to shift annual cash compensation opportunities into an equity-based program, the Compensation Committee recommended, and the disinterested members of the Board approved the following: (i) pursuant to the terms of his employment agreement, Mr. McDowell is ineligible to participate in the Company's incentive compensation plan absent written authorization of the Compensation Committee; and (ii) Mr. McDowell instead received a grant of options to acquire 810,000 shares of Common Stock under the Stock Option Plan. Six hundred thousand (600,000) of such options vest ratably over a five-year period from the date of grant. The remaining 210,000 options are performance-based options and vest one-third upon 100% appreciation in the closing price of the Common Stock over the closing price of the Common Stock on the date of grant, one-third upon 200% appreciation and the remaining one-third upon 300% appreciation. All unvested performance-based options shall vest on November 19, 2001. In addition, on February 1, 1998, the Compensation Committee awarded to Mr. McDowell a special bonus in the amount of $150,000 to recognize his contributions to the Company in 1997. Mr. McDowell resigned from his position as Chief Executive Officer of the Company on July 28, 1998, but remains Chairman of the Board. In February 1999, the Compensation Committee awarded to Mr. McDowell a special bonus in the amount of $75,000 to recognize his contributions to the Company in 1998.

     Chief Executive Officer Compensation. Effective July 28, 1998, Allen W. Ritchie was appointed Chief Executive Officer and President of the Company. Mr. Ritchie served as President and Chief Operating Officer of the Company from April to July 1998, and as Executive Vice President and Chief Financial Officer from January to April 1998. In connection with his initial position as Executive Vice President and Chief Financial Officer, the Compensation Committee determined that the best interests of the Company's stockholders would be served by the procurement from Mr. Ritchie of an employment agreement, the terms of which are described elsewhere in this Proxy Statement. The terms of his employment agreement were not changed as a result of his appointment as Chief Executive Officer and President. In addition to the 300,000 options granted pursuant to his employment agreement, in 1998, in connection with his consecutive promotions to positions of increased responsibility with the Company, Mr. Ritchie received grants of options to acquire a total of 650,000 additional shares of Common Stock under the Stock Option Plan.

                                          COMPENSATION COMMITTEE
                                          John C. Pope, Chairman
                                          David R. Holbrooke, M.D.

April 6, 1999

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As described earlier in this Proxy Statement, the Company has a Compensation Committee of the Board which, during 1998, was composed of Robert
C. Bellas, Jr., Chairman, David R. Holbrooke, M.D., and John C. Pope. Mr. Bellas resigned from the Committee on August 10, 1998. Mr. Pope was appointed Chairman of the Committee on October 29, 1998. Each member of the Compensation Committee is a "non-employee director" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is an "outside director" as provided for in Section 162(m) of the Code.

                              CERTAIN TRANSACTIONS

     On February 28, 1997, Steven G. Papermaster, Raymond J. Noorda and two entities they control (collectively, the "BSG Principals") made a demand for indemnification under an indemnification agreement executed by the Company in connection with the BSG Merger. The indemnification demand claims damages of $35 million (the maximum damages payable by the Company under the indemnification agreement) for the alleged breach by the Company of its representations and warranties made in the merger agreement for the BSG Merger. On January 13, 1999, the parties entered into a definitive settlement agreement (as amended, the "Settlement Agreement"). The Settlement Agreement provides for the issuance of
5.0 million shares of Common Stock to the BSG Principals. NFT Ventures, Inc., which is a beneficial owner of more than five percent of the Common Stock, is one of the BSG Principals. NFT Ventures, Inc. is to be issued 3,650,000 shares of Common Stock pursuant to the Settlement Agreement.

                            SECTION 16(A) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% percent of the Common Stock to file certain reports with respect to each such person's beneficial ownership of the Common Stock, including statements of changes in beneficial ownership on Form 4. In addition, Item 405 of Regulation S-K requires the Company to identify in its Proxy Statement each reporting person that failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto, for such persons there were no late reports, no transactions that were not reported on a timely basis, and no known failures to file a required form.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board has selected the firm of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to serve as independent accountants of the Company for 1999. PricewaterhouseCoopers has served as independent accountants of the Company since July 9, 1997. One or more representatives of PricewaterhouseCoopers will be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

     As a result of a review initiated by senior management and the Audit Committee of the Board of Directors in March 1997 prior to completion of the audit process for the Company's 1996 fiscal year, information was developed indicating that certain revenues and expenses may have been recorded incorrectly between certain quarters during 1996. In addition, Deloitte & Touche LLP ("Deloitte & Touche"), the Company's then-current independent accountants, provided to senior management of the Company a letter relating to the Company's internal control structure resulting from Deloitte & Touche's audit of the Company's financial statements for the year ended December 31, 1996. This letter reflected Deloitte & Touche's view that inadequate internal controls over the preparation of interim financial information for each fiscal quarter of 1996 constituted a material weakness in internal controls which resulted in certain errors and irregularities in the financial information for such quarters. The Company previously disclosed in its Form 10-K for its fiscal year ended December 31, 1996 that such errors and irregularities in its financial information had occurred for each fiscal quarter of 1996. In connection with the issuance of Deloitte & Touche's audit report dated March 31, 1997 on the Company's financial statements for the year ended December 31, 1996, the Company recorded all adjustments to its interim financial statements deemed appropriate for such errors and irregularities and consequently restated such interim financial statements. All adjustments were for interim period transactions and had no effect on the Company's 1996 annual pro forma net loss.

     The reports of Deloitte & Touche on the Company's financial statements for the fiscal year ended December 31, 1996, dated March 31, 1997, included an unqualified opinion with an explanatory paragraph that stated Deloitte & Touche's conclusion that uncertainty then existed regarding the ability of the Company to continue as a going concern due to a mandatory commitment reduction in the Company's then existing credit facility that was required by July 31, 1997. However, the Company satisfied such commitment reduction on May 28, 1997 by applying the proceeds of the sale of its wholly-owned subsidiary, Healthcare Recoveries, Inc.

     On June 30, 1997, following a competitive review and request for proposal process in which Deloitte & Touche and a number of other nationally recognized accounting firms participated, the Company notified Deloitte & Touche that it had been dismissed as the Company's principal accountants and that the Company intended to engage new principal accountants. This action was recommended by the Audit Committee of the Company's Board of Directors, and the Board approved such change on June 27, 1997. On July 9, 1997, the Company engaged PricewaterhouseCoopers as the Company's new principal accountants.

     During the third quarter of 1997, in connection with a refinancing effort of the Company's then existing credit agreement, management evaluated certain revenue practices at Health Data Sciences Corporation ("HDS"), a wholly-owned subsidiary of the Company which was acquired by the Company in a merger transaction in June 1996 that was accounted for as a pooling-of-interests. These practices related principally to revenue recognized in fiscal years 1994, 1995 and 1996. As disclosed by the Company in its Form 10-Q for its fiscal quarter ending September 30, 1997, management determined that certain revenue of HDS was improperly recognized and, accordingly, determined to restate its financial statements for its 1994, 1995 and 1996 fiscal years and the first two fiscal quarters of its 1997 fiscal year. The effect of such restatements on the Company's net income (loss) for the years ended December 31, 1994, 1995 and 1996 was ($5.8) million, $(1.1) million and $(7.3) million, respectively. The cumulative reduction in assets caused by such restatement was $20.5 million.

     As a result of the HDS-related restatement, Deloitte & Touche withdrew its audit opinion dated March 31, 1997 in respect of the Company's 1994, 1995 and 1996 fiscal years. Consequently, the Company engaged PricewaterhouseCoopers to re-audit the Company's 1995 and 1996 fiscal years and audit the

Company's nine-month period ending September 30, 1997. As indicated in a Current Report on Form 8-K filed by the Company on January 8, 1998 (the "January 8-K"), the Company determined to further restate the results of such periods to account for the December 1995 acquisition by the Company of Medical Management Sciences, Inc. ("MMS") on a purchase accounting basis. Such acquisition had previously been accounted for as a pooling-of-interests.

     Financial statements for the Company's 1995 and 1996 fiscal years and the nine-month period ended September 30, 1997 reflecting the HDS and MMS-related restatements were filed by the Company as an exhibit to the January 8-K. Such financial statements were audited by PricewaterhouseCoopers and accompanied by their audit opinion which was unqualified and was not subject to any modifying paragraphs.

                         ANNUAL REPORT TO STOCKHOLDERS

     The annual report of the Company for the year ended December 31, 1998, including audited financial statements, accompanies this Proxy Statement.

                           ANNUAL REPORT ON FORM 10-K

     The Company will provide without charge, at the written request of any beneficial stockholder of record on March 22, 1999, a copy of the Company's Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the Securities and Exchange Commission, except exhibits thereto. The Company will provide copies of the exhibits, should they be requested by eligible stockholders, and the Company may impose a reasonable fee for providing such exhibits. Requests for copies of the Company's Annual Report on Form 10-K should be mailed to:

                              MEDAPHIS CORPORATION
                              2840 Mt. Wilkinson Parkway
                              Suite 300
                              Atlanta, Georgia 30339
                              Attention: Caryn Dickerson
                              Vice President and Treasurer

                             STOCKHOLDER PROPOSALS

       REQUIREMENTS AND PROCEDURES FOR SUBMISSION OF PROXY PROPOSALS AND
                    NOMINATIONS OF DIRECTORS BY STOCKHOLDERS

     Nominations for the Board Of Directors. The Company expects to hold its 2000 annual meeting of stockholders in May of 2000, although the Company retains the right to change this date, as it may determine. The By-laws provide, subject to certain exceptions, that written notice of proposed stockholder nominations for the election of directors at the 2000 annual meeting of stockholders must be received by the Secretary of the Company on or before February 6, 2000. Notice to the Company from a stockholder who proposes to nominate a person for election as a director must satisfy the requirements of the Securities and Exchange Commission and the By-laws. Stockholders wishing to nominate persons should contact the Company's Secretary at 2840 Mt. Wilkinson Parkway, Suite 300, Atlanta, Georgia 30339.

     Proposals. Any stockholder who intends to present a proposal to be included in the Company's proxy materials to be considered for action at the 2000 annual meeting of stockholders must satisfy the requirements of the Securities and Exchange Commission and the Bylaws and, subject to certain exceptions, the proposal must be received by the Secretary of the Company on or before February 6, 2000, for review and consideration for inclusion in the Company's proxy statement and proxy card relating to that meeting.

                                 OTHER MATTERS

     The minutes of the annual meeting of stockholders held on April 30, 1998 will be presented to the meeting, but it is not intended that action taken under the proxy will constitute approval of the matters referred to in such minutes. The Board knows of no other matters to be brought before the meeting. However, if any other matters should come before the meeting, the persons named in the proxy will vote such proxy in accordance with their judgment.

                            EXPENSES OF SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, facsimile or mail by one or more employees of the Company. The Company also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Company's Common Stock.

                                          RANDOLPH L. M. HUTTO
                                          Executive Vice President,
                                          General Counsel and Secretary
April 6, 1999

PROXY                         MEDAPHIS CORPORATION

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                 ANNUAL MEETING OF STOCKHOLDERS ON MAY 6, 1999

    The undersigned hereby appoints ALLEN W. RITCHIE and WAYNE A. TANNER, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of Medaphis Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Thursday, May 6, 1999, at 10:00 a.m., Atlanta time, at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339, and at any adjournment thereof, upon the matter described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matter described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

To elect seven (7) directors:

[ ] FOR all nominees listed (except as marked                    [ ] WITHHOLD AUTHORITY to vote for
  below to the contrary)                                           all nominees listed

Roderick M. Hills                        John C. Pope
David R. Holbrooke, M.D.                 Allen W. Ritchie
David E. McDowell                        C. Christopher Trower
Kevin E. Moley

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
                               A LINE THROUGH THE
                       NOMINEE'S NAME IN THE LIST ABOVE.)

                                (Continued, and to be signed, on the other side)

(Continued from other side)

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ON THE OTHER SIDE OF THIS PROXY.

                                                 Date                     , 1999
                                                     ---------------------

                                                 -------------------------------

                                                 -------------------------------

                                                 Please sign exactly as your
                                                 name or names appear hereon.
                                                 Where more than one owner is
                                                 shown above, each should sign.
                                                 When signing in a fiduciary or
                                                 representative capacity, please
                                                 give full title. If this proxy
                                                 is submitted by a corporation,
                                                 it should be executed in the
                                                 full corporate name by a duly
                                                 authorized officer. If a
                                                 partnership, please sign in
                                                 partnership name by authorized
                                                 person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.